Exhibit 10.55 Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc. Page 1

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into by and between Mignon Cabrera (“Ms. Cabrera”) and MEMC Electronic Materials, Inc. (“MEMC”). In consideration of the following promises, the parties agree as follows:

1.	Termination of Employment/Notice Period

(a) As of May 6, 2009, Ms. Cabrera was relieved of the day-to-day activities of her position as Senior Vice President, Human Resources, although she remained employed by MEMC. Ms. Cabrera’s active employment with MEMC will be terminated effective as of June 5, 2009 (the “Termination Date”). As of the Termination Date, Ms. Cabrera’s employment relationship with MEMC will end. Except as provided herein, Ms. Cabrera will receive no other wages, payments, or benefits of any kind after the Termination Date.

(b) Ms. Cabrera agrees that between May 6, 2009 and June 5, 2009 (the “Notice Period”), and continuing through the Severance Period, as defined in Section 3(c) below, she will, without further compensation other than as set forth in this Agreement, be available to assist MEMC as reasonably requested by MEMC at mutually agreeable time(s) and places(s) regarding activities pertaining to her prior responsibilities with MEMC and do such other things as are reasonably requested by MEMC to provide for an orderly transition of her employment responsibilities. In addition, during the Notice Period and continuing through the Severance Period, Ms. Cabrera agrees to assist MEMC, and if necessary to testify through a deposition or at trial, with respect to matters related to periods during which she was employed by MEMC. MEMC will reimburse Ms. Cabrera for reasonable and necessary out-of- pocket business expenses incurred by her in connection with the services provided under this Paragraph 1(b), including (i) business travel expenses when travel is required and pre-approved by MEMC and (ii) other items agreed to by MEMC in advance of being incurred. Such services shall be provided by Ms. Cabrera in her capacity as an employee of MEMC (or former employee of MEMC) and shall be at such times and of such scope as are reasonably requested by the Chief Executive Officer of MEMC. These services will typically not exceed five hours (5) hours per week. This covenant from Ms. Cabrera is a material part of this Agreement, and without this covenant, MEMC would not enter into this Agreement. The obligations of Ms. Cabrera to provide assistance under this Paragraph 1(b) shall terminate in the event of Ms. Cabrera’s death or incapacity.

(c) As of May 6, 2009, Ms. Cabrera shall automatically and without taking any further actions be deemed to have resigned from all officer and director positions then held by her with MEMC and all of its subsidiaries and joint ventures, if any, and the MEMC Foundation. If requested by MEMC, Ms. Cabrera agrees to sign appropriate resignation letters to document such resignation(s).

Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc.

2.	Acknowledgements.

(a) Ms. Cabrera affirms that she has reported all hours worked as of the date she signs this Agreement (the “Date of Agreement”) and has received all compensation, wages, bonuses, commissions and benefits to which she is entitled, except that any unused paid time off (PTO) Ms. Cabrera has remaining as of the Termination Date, and which has not been paid as of the Termination Date, shall be paid in a lump sum at the next normal salaried payroll cycle date, subject to all withholdings and deductions currently applicable to compensation received by an employee of MEMC.

(b) Before the Termination Date, Ms. Cabrera may have been a participant in incentive or bonus plan(s) of MEMC, including but not limited to any 2009 Quarterly Incentive Plan(s), and/or any 2009 executive bonus or incentive plan(s) adopted by MEMC. Both parties agree and acknowledge that Ms. Cabrera is not entitled to any bonus payments, earned or unearned, accrued or unaccrued, that are not paid to her as of the Termination Date.

(c) Both parties agree and acknowledge that Ms. Cabrera is not entitled to any payments, earned or unearned, accrued or unaccrued, under any employment agreement or other agreement with MEMC to which Ms. Cabrera is a party, including the employment agreement between Ms. Cabrera and MEMC, effective August 28, 2006, a copy of which is attached hereto as Exhibit 1 (the “Employment Agreement”), except that Ms. Cabrera will be paid the thirty (30) day notice period referenced in the Employment Agreement, which shall be paid pursuant to MEMC’s normal payroll cycles, subject to all withholdings and deductions currently applicable to compensation received by an employee of MEMC, as described below in Paragraph 3(a).

(d) Both parties agree and acknowledge that pursuant to certain equity incentive plans or other stock option agreements of MEMC, MEMC has granted Ms. Cabrera options to purchase shares of common stock of MEMC and restricted stock units (“RSUs”) of MEMC. Any stock options or RSUs granted to Ms. Cabrera that are not vested as of the Termination Date shall be forfeited. Any stock options granted to Ms. Cabrera that are vested as of the Termination Date shall remain exercisable for 90 days after the Termination Date in accordance with the terms of such options. Such stock options and RSUs shall also be subject to all other terms of the applicable stock option agreements or RSU agreements. Ms. Cabrera understands and agrees that she has no right or entitlement to any other shares, options or RSUs pursuant to any other agreement with the Company.

(e) Ms. Cabrera affirms that she has been granted any leaves to which she was entitled under the Family and Medical Leave Act, or related state or local leave or disability accommodation laws.

(f) Ms. Cabrera affirms that she has no known workplace injuries or occupational diseases.

Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc.

(g) Ms. Cabrera affirms that she has not divulged any MEMC proprietary or confidential information, and will continue to maintain the confidentiality of such information pursuant to her Employment Agreement.

(h) Ms. Cabrera further affirms that she has not been or is not being retaliated against for reporting any allegations of wrongdoing by MEMC or its officers, including any allegations of corporate fraud.

3. Severance Consideration. In connection with Ms. Cabrera’s termination, MEMC and Ms. Cabrera have agreed to settle all matters relating to Ms. Cabrera’s employment relationship with MEMC and the termination of such relationship. In exchange for Ms. Cabrera’s promises and obligations herein, the parties agree as follows:

(a) Notice Period. Pursuant to the terms of this Agreement, the thirty (30) day paid notice period set forth in Ms. Cabrera’s Employment Agreement is referenced above in Paragraph 2(c). If Ms. Cabrera opts not to sign this Agreement, the 30-day notice period will instead be paid out immediately, subject to all withholdings and deductions currently applicable to compensation received by an employee of MEMC, but without any 401(k) contributions being deducted. During the Notice Period, Ms. Cabrera will not continue to receive or accrue any additional PTO, such as vacation days and holidays.

(b) Benefits. Pursuant to the terms of this Agreement and except as otherwise set forth herein, during the Severance Period, Ms. Cabrera shall have continued eligibility for all U.S. benefit programs (as those plans may exist from time to time) through the Severance Period, provided that Ms. Cabrera (i) contributes the same amount for such benefit coverage as similarly situated employees and provided further that MEMC continues to provide such coverage for active non-union employees; and (ii) will not continue to receive or accrue any additional PTO, such as vacation days and holidays, or 401(k) contributions by the Company.

(c) Severance Payments. Ms. Cabrera will be paid a total severance amount pursuant to this Agreement equal to one year salary, or $244,000 (the “Severance Amount”). The Severance Amount will be paid according to MEMC’s normal salaried payroll cycles from June 6, 2009 through June 5, 2010 (such period, the “Severance Period”), prorated for any partial cycles, and will be subject to all withholding and deductions currently applicable to compensation received by an employee of MEMC.

(d) Relocation Allowance for Movement of Personal Goods and Household Effects. No later than thirty (30) days after the Effective Date of this Agreement, MEMC will pay Ms. Cabrera a relocation allowance of $50,000, in a lump sum, with no tax or other gross-up.

The payments and benefits provided herein are made in lieu of any and all payments or benefits that might otherwise be available to Ms. Cabrera arising out of her employment with MEMC, excluding Ms. Cabrera’s non-forfeitable rights to her accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended, and Ms. Cabrera’s right, if any, to continued COBRA coverage. Ms. Cabrera acknowledges and agrees that the payments and benefits provided herein are in full settlement of her employment relationship, Employment Agreement, and termination from employment with MEMC.

Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc.

4. Ms. Cabrera’s Agreement Not to File Suit. In consideration of the payments and benefits set out in Paragraph 3 above, Ms. Cabrera agrees for herself and on behalf of, as applicable, her heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing (collectively “Releasers”), that she will not file or otherwise submit any, claim, complaint or action to any court, or any other forum, (nor will she permit any person, group of persons, or organization to take such action on her behalf except as otherwise provided by law) against MEMC, nor file or otherwise submit any such claim, complaint or action against any subsidiary, affiliate or parent company of MEMC, or against any officer, agent, employee, successor or assign of MEMC (or of any such subsidiary, affiliate or parent company of MEMC) (collectively “Releasees”), arising out of any action or non-action on the part of MEMC or on the part of any such above-referenced entity or any officer, agent or employee of MEMC or of any such entity for any act or event that occurred on or prior to the Date of Agreement. Said claims, complaints and actions include, but are not limited to (a) any breach of an actual or implied contract of employment between Ms. Cabrera and MEMC, (b) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, whistle blowing, or intentional infliction of emotional distress), (c) any claim of defamation or other common-law action, (d) any claim of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq., 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§ 701, et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§ 1001, et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. §§ 2101, et seq., the Older Worker Benefit Protection Act (“OWBPA”) 29 U.S.C. §§ 621, et seq., and (e) all other claims arising under any other federal, state, or local law regulation or ordinance. Notwithstanding the foregoing, nothing in this Agreement prevents Ms. Cabrera from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC; however, Ms. Cabrera understands and agrees that she is waiving any right to receive any monetary relief or other personal relief as a result of such EEOC proceeding or any subsequent legal action brought by him, the EEOC, or any other party.

5. Ms. Cabrera’s Release of Claims. In consideration of the payments and benefits set out in Paragraph 3 above, Ms. Cabrera agrees for herself and all Releasors, to release and forever discharge MEMC and all Releasees from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including claims, complaints and actions described in Paragraph 4, which have arisen or could arise between Ms. Cabrera and/or Releasors, on the one hand, and MEMC and/or Releasees, on the other hand, from matters which occurred on or prior to the Date of Agreement, which matters include, but are not limited to, Ms. Cabrera’s employment with MEMC and her termination of employment from MEMC. Ms. Cabrera agrees that she has not assigned to any third party any matter, claim, demand, damage, debt, cause of action, liability, controversy, judgment, and suit released or waived hereunder. Furthermore, Ms. Cabrera will not accept any proceeds from any suit, claim or action, which any third party may bring on her behalf.

Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc.

6. Obligations under Employment Agreement

(a) Ms. Cabrera agrees that he has continuing obligations to MEMC pursuant to the Employment Agreement and this Agreement. Such obligations in the Employment Agreement include but are not limited to the noncompete obligation in that Employment Agreement (which lasts two years) and the confidentiality obligation regarding Confidential Information (as defined in the Employment Agreement) in that Employment Agreement (which lasts forever), which obligations shall continue in full force and effect, whether this Agreement becomes effective or not.

(b) Any violation of the obligations of Ms. Cabrera in this Agreement, including but not limited to Section 6(a) above, or the Employment Agreement by Ms. Cabrera will constitute a material breach of this Agreement and shall subject Ms. Cabrera to immediate forfeiture and/or repayment of all benefits received or payments made pursuant to this Agreement. In the event of such material breach, MEMC shall send Ms. Cabrera an affidavit of an executive officer of MEMC setting forth the facts of which MEMC is then aware that constitute such material breach, and demanding immediate repayment of all benefits received by Ms. Cabrera or payments made to Ms. Cabrera pursuant to this Agreement, and Ms. Cabrera shall be required to (a) demonstrate non-breach of the Agreement, acceptable to MEMC, within five (5) business days of receipt of such affidavit or (b) repay such benefits or payments within five (5) business days of receipt of such affidavit. MEMC expressly reserves the right to pursue all other legal and equitable remedies available to MEMC by virtue of any breach of the Employment Agreement or any promise made in this Agreement (including Paragraph 10 below), including the right to pursue other legal and equitable remedies in addition to the repayment of the benefits or payments described above.

7. Mutual Non-disparagement. Ms. Cabrera represents that she will not, in any way, disparage MEMC or any subsidiary, affiliate or parent of MEMC, or any officer, agent, employee, customer, successor assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities. MEMC represents that MEMC, its officers and directors will not, in any way, disparage Ms. Cabrera or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Ms. Cabrera.

8. No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission of any wrongdoing by either party.

9. Return of MEMC Property. Ms. Cabrera agrees to return to MEMC all property in her possession that belongs to MEMC.

Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc.

10. CONFIDENTIALITY OF AGREEMENT. MS. CABRERA AGREES TO KEEP THE TERMS OF THIS AGREEMENT CONFIDENTIAL EXCEPT AS SHE MIGHT BE LAWFULLY COMPELLED TO GIVE TESTIMONY BY A COURT OF COMPETENT JURISDICTION OR AS SHE MAY BE REQUIRED BY LAW, REGULATION, GOVERNMENTAL AUTHORITY OR SIMILAR BODY TO DISCLOSE. THIS MEANS THAT EXCEPT AS STATED ABOVE, SHE WILL NOT, AT ANY TIME, TALK ABOUT, WRITE ABOUT OR OTHERWISE PUBLICIZE THIS AGREEMENT, OR ITS NEGOTIATION, EXECUTION OR IMPLEMENTATION, EXCEPT (A) WITH AN ATTORNEY WHO MAY BE ADVISING HER IN CONNECTION WITH THIS AGREEMENT; (B) WITH A FINANCIAL CONSULTANT OR EXECUTIVE OUTPLACEMENT COUNSELOR; (C) WITH HER SPOUSE OR PARENTS; (D) WITH ANY TAXING AUTHORITIES; (E) AS NECESSARY TO ENFORCE THIS AGREEMENT; OR (F) WITH RESPECT TO THE FACTUAL INFORMATION CONTAINED IN PARAGRAPH 1 AND 2 HEREOF AND THE CONTINUING OBLIGATIONS OF MS. CABRERA UNDER THE EMPLOYMENT AGREEMENT, PROVIDED THAT SAID PERSONS TO WHOM DISCLOSURE IS PERMITTED PURSUANT TO (A), (B) AND (C) OF THIS PARAGRAPH 10 PROMISE TO KEEP THE INFORMATION THAT MAY BE REVEALED TO THEM CONFIDENTIAL AND NOT TO DISCLOSE IT TO OTHERS.

11. Arbitration. Except for the enforcement of any rights to equitable relief pursuant to Paragraph 6, Ms. Cabrera and MEMC agree that any dispute, controversy or claim (between Ms. Cabrera and MEMC) arising out of, based upon or relating to this Agreement or its breach, whether denominated as torts or contract claims or as statutory or regulatory claims (including claims for discrimination or discharge based upon race, sex, age, religion, disability or other prohibited grounds), whether arising before, during or after termination of Ms. Cabrera’s employment, and also including any dispute about whether any particular controversy is arbitrable under the terms of this Paragraph, shall be resolved by binding arbitration before one (1) arbitrator. Procedurally, but not substantively, the arbitration will be governed by the then current Rules for Resolution of Employment Disputes of the American Arbitration Association (i.e., only the procedural arbitration rules will be used in any such arbitration, but not the substantive arbitration rules). Any arbitration herein would be held in St. Louis County, Missouri. Judgment on an arbitration award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Subject to Paragraph 15 hereof, the Arbitrator shall have the authority to award costs of the Arbitration (including attorney’s fees) in a manner consistent with the controlling substantive law of the claim at issue. Similarly, subject to Paragraph 15 hereof, the Arbitrator shall have the authority to award damages (or other relief) consistent with the substantive law of the claim being asserted.

12. KNOWING AND VOLUNTARY AGREEMENT. MS. CABRERA HEREBY REPRESENTS, DECLARES AND AGREES THAT SHE VOLUNTARILY ACCEPTS THE PROVISIONS OF THIS AGREEMENT FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE AND SETTLEMENT OF ALL MATTERS RELATING TO

Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc.

MS. CABRERA’S EMPLOYMENT RELATIONSHIP WITH MEMC AND ITS TERMINATION. MS. CABRERA IS ADVISED TO CONSULT AN ATTORNEY. MS. CABRERA UNDERSTANDS THE EFFECT OF SIGNING THIS AGREEMENT.

13. Entire Agreement. This Agreement, when signed, including any Exhibits, contains the entire agreement between the parties and, except as specifically referenced herein, there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein. This Agreement, except as specifically referenced herein, fully supersedes and amends any and all prior agreements or understandings, if any, between Ms. Cabrera and MEMC on any matter that is addressed in this Agreement. This Agreement cannot be amended or modified except by a written document signed by both an executive officer of MEMC and Ms. Cabrera. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

14. Governing Law, Invalidity of Provisions. This Agreement shall be construed and governed by the substantive laws of the State of Missouri (except its laws and decisions regarding conflicts of law, which shall be disregarded in their entirety). If any part or provision of this Agreement is determined to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as so limited.

15. Consequences of Violation of this Agreement. If it is finally determined by a court or arbitrator that a party has violated any of its promises contained in this Agreement, then such party shall reimburse the other party for all reasonable costs incurred by the other party, including reasonable attorneys’ fees, in enforcing or defending its rights under this Agreement. If a court or arbitrator does not specifically find that a party has violated any of its promises contained in this Agreement, then such court or arbitrator may not award such costs or fees against such party.

16. Severance Offer Expiration. Ms. Cabrera acknowledges that she received this Agreement on May 8, 2009. Ms. Cabrera acknowledges that she has been given the opportunity to take twenty-one (21) days within which to consider this Agreement before making a decision to sign this Agreement. If Ms. Cabrera does not sign this Agreement and return to Bradley D. Kohn of MEMC the original Agreement signed by him, pursuant to the terms set forth herein, on or before 5:00 p.m. Central Standard Time on May 29, 2009, the severance offer represented by this Agreement shall be deemed withdrawn and this Agreement shall be null and void, and of no further effect.

17. Consideration Period, Revocation Period, and Effective Date. This Agreement shall not be effective until seven (7) calendar days after the date Ms. Cabrera signs and delivers this Agreement to MEMC. During this seven-day period (the “Revocation Notice Period”), Ms. Cabrera may revoke this Agreement by giving written notice to Bradley D. Kohn of MEMC at 501 Pearl Drive (City of

Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc.

O’Fallon), St. Peters, Missouri 63376, that Ms. Cabrera has decided to revoke the Agreement (the “Revocation Notice”). If no such Revocation Notice is timely presented by Ms. Cabrera, this Agreement shall be fully effective and binding upon the parties in accordance with its terms on the eighth (8th) calendar day after the date that Ms. Cabrera signed and delivered this Agreement to MEMC (“Effective Date”).

18. Effect of Failure to Deliver Agreement or Revocation of Agreement. If Ms. Cabrera fails to deliver a properly signed original of the Agreement so that it is received by Bradley D. Kohn at MEMC by 5:00 p.m. Central Standard Time on May 29, 2009 or if that Agreement is revoked by Ms. Cabrera within the Revocation Notice Period, then this Agreement is void and of no effect, and Ms. Cabrera will not be entitled to the benefits of this Agreement, including those set forth in Paragraph 3, and MEMC will instead immediately pay out the remaining days in her 30-day notice period described in her Employment Agreement.

19. Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Ms. Cabrera and the Releasees, and to MEMC and the Releasors; further, this Agreement and the benefits provided hereunder are not assignable by Ms. Cabrera without MEMC’s express written consent.

20. By signing this Agreement, Ms. Cabrera acknowledges:

(a) SHE HAS READ THIS AGREEMENT COMPLETELY.

(b) SHE HAS HAD AN OPPORTUNITY TO CONSIDER THE TERMS OF THIS AGREEMENT.

(c) SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HER CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

(d) SHE KNOWS THAT SHE IS GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

(e) SHE UNDERSTANDS AND MEANS EVERYTHING THAT SHE HAS SAID IN THIS AGREEMENT, AND SHE AGREES TO ALL ITS TERMS.

(f) HE IS NOT RELYING ON MEMC OR ANY REPRESENTATIVE OF MEMC TO EXPLAIN THIS AGREEMENT OR her RIGHTS TO HIM.

(g) SHE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY AND OTHER ADVISORS TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO HER BEFORE SHE SIGNED IT, AND SHE HAS AVAILED HERSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT SHE DESIRED.

(h) SHE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF HER OWN FREE WILL WITHOUT ANY PRESSURE FROM MEMC OR ANY REPRESENTATIVE OF MEMC.

Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc. Page 9

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement.

MEMC ELECTRONIC MATERIALS, INC.

	By:	/s/ Bradley D. Kohn
Bradley D. Kohn
Vice President and General Counsel

MIGNON CABRERA

Date: May 29, 2009	/s/ Mignon Cabrera
(Ms. Cabrera’s Signature)

Separation Agreement and General Release
Ms. Mignon Cabrera and MEMC Electronic Materials, Inc.

Exhibit 1

Employment Agreement between Ms. Mignon Cabrera and MEMC

signed on August 28, 2006